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                                                                     EXHIBIT 8.1


                         [Thompson Hine LLP Letterhead]


July 3, 2003

Jo-Ann Stores, Inc.
5555 Darrow Road
Hudson, Ohio 44236


     Re: Jo-Ann Stores, Inc. - Proxy Statement/Prospectus included in
         Amendment No. 1 to Registration Statement on Form S-4 (No. 333-105379)


Ladies and Gentlemen:

We have acted as counsel to Jo-Ann Stores, Inc., an Ohio corporation ("Jo-Ann Stores"), in connection with the proposed reclassification, whereby each share of Jo-Ann Stores' Class A voting common shares will be exchanged for 1.15 shares of Jo-Ann Stores' Class B non-voting common shares, followed immediately by the amendment of Jo-Ann Stores' articles of incorporation to provide for one vote for each share of Class B common shares - that will be redesignated as Jo-Ann Stores' Common Shares (the "relassification"). This opinion is being furnished in connection with the proxy statement/prospectus (the "proxy statement/prospectus") which is included in Amendment No. 1 to the Registration Statement (No. 333-105379) on Form S-4 of Jo-Ann Stores (the "Form S-4 Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

In rendering our opinion set forth below, we have reviewed the proxy statement/prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion and we have relied upon the reasons for carrying out the reclassification as described in the proxy statement/prospectus. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or a court and, accordingly, the IRS may assert a position contrary to our opinion and a court may agree with the IRS's position. A material change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the proxy statement/prospectus, could affect our conclusions stated herein.


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Based solely upon and subject to the foregoing, it is our opinion that the discussion in the proxy statement/prospectus under the caption "United States Federal Income Tax Consequences" constitutes in all material respects a fair and accurate summary of the anticipated United States federal income tax consequences of the reclassification under existing law.

We hereby consent to the description of this opinion in the proxy statement/prospectus, the filing of the opinion as an exhibit to the Form S-4 Registration Statement, and the naming of us in the proxy statement/prospectus and the Form S-4 Registration Statement as having provided the opinion.


Very truly yours,

/s/ Thompson Hine LLP